Exhibit 99.2

Sutor Technology Group Limited Reports

First Quarter of Fiscal Year 2015 Financial Results

CHANGSHU, China, December 15, 2014 -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), one of the leading China-based manufacturers and service providers for fine finished steel products used by a variety of downstream applications, today announced its unaudited financial results for the first quarter of fiscal year 2015 ended September 30, 2014.

First Quarter of Fiscal 2015 Financial Results Highlights:

	1Q FY2015	1Q FY2014	Change
Revenues (million):	38.0	139.1	(72.7)%
Gross profit (million)	(1.8)	12.2	(114.8)%
Net income (million)	(5.1)	5.2	(198.2)%
EPS	(0.12)	0.13	(192.3)%

Ms. Lifang Chen, CEO of Sutor, commented, “Based on our recent operating results and market outlook, we anticipate our performance for the second quarter of fiscal year 2015 will improve. We believe the recent net loss reflected the unusual challenges facing the Chinese steel industry and our company.”

“It appears that the steel industry is at a cyclical bottom. The headwinds we encountered were stronger than we had expected. The Chinese economy is undergoing a structural adjustment. During the process, those companies without technology or markets for their products are being phased out. This structural change temporarily reduced demands for certain steel products, depressed prices to a multi-year low level, and altered our customers purchase patterns. Further, tight liquidity for some small and medium enterprises further constrained our customers’ operations and affected our performance. ”

Ms. Chen continued, “To cope with these challenges, we are carrying out a number of strategic initiatives. We are taking a multi-faceted approach and transforming ourselves from a traditional steel manufacturer to a fine finished steel product and service provider. We are developing fee-based steel processing services to minimize the risks of declining steel prices. We believe that such services are more scalable and allow us to quickly adapt to the changes in the market place. ”

“We believe the growth of Chinese economy cannot be sustainable without a healthy and growing steel industry. We also believe the Chinese steel sector is at a cyclical bottom and the valuation of Chinese steel companies is generally depressed. This creates a tremendous opportunity for the steel industry to restructure and consolidate. We are taking advantage of this historical opportunity and actively evaluating merger and acquisition opportunities that are otherwise not available to us.We have engaged Ernst & Young as our financial advisor to help us evaluate and structure deals and to maximize our asset value. We believe we can become larger and stronger through steel industry restructuring and consolidation. We will update the market on this potential development when it is appropriate.” Ms. Chen concluded.

First Quarter of Fiscal Year 2015 Results

Revenue. For the three months ended September 30, 2014, revenue was $38.0million, compared to $139.1 million for the same period last year, a decrease of $101.1 million, or 72.7%. The decrease was mainly attributable to the change in our business model. In the past, our revenue was primarily derived from selling manufactured products and the sales price included the cost of steel sheets plus a gross profit. Under the fee-based processing services, the price of processing services does not include the cost of steel sheets as the customers are responsible for procurement of the raw materials. As a result, revenue from processing one ton of fine finished steel products is only a fraction of the revenue from the traditional practice of the revenue from the traditional business model. We believe the fee-based model is more scalable and allows us to better adapt to the changes in the Chinese economy than our traditional manufacturing and sales model. Finally, as fewer products were available for sales for the first quarter of fiscal 2015 than in the same period last year, sales to related parties were also significantly reduced.

On a geographic basis, revenue generated from outside of China was $1.0 million, or 2.8% of the total revenue, for the three months ended September 30, 2014, as compared to $18.1 million, or 13.0% of the total revenue, for the same period in 2013. Our pre-painted galvanized steel (“PPGI”) line was shut down during the first quarter of fiscal 2015 for scheduled technical upgrading. PPGI historically was one of our main export products.

Gross profit and gross margin.Gross profit decreased by $14.0 million to $(1.8) million in the three months ended September 30, 2014, from $12.2 million in the same period in 2013. Gross profit as a percentage of revenue (gross margin) was (4.9)% for the three months ended September 30, 2014, as compared to 8.8% for the same period last year. The main reason for the declined gross margin was our effort to make our new fee-based processing services more competitive by setting up our fees at a comparatively low level. In addition, overall lower production volumes in the first quarter of fiscal 2015 than the same period last year also reduced gross margin due to fixed production expenses.

Total operating expenses. Our total operating expenses decreased by $2.4 million to $2.5million in the three months ended September 30, 2014, from $4.9 million in the same period in 2013. As a percentage of revenue, our total operating expenses increased to 6.6% in the three months ended September 30, 2014, from 3.5% in the same period in 2013.

Selling expenses. Our selling expenses decreased by $1.7 million to $0.3 million in the three months ended September 30, 2014, from $2.0 million in the same period in 2013. As a percentage of revenue, our selling expenses decreased to 0.7% for the three months ended September 30, 2014, from 1.4% for the same period last year. The reduced dollar amount of the selling expenses was primarily due to reduced shipping and handling activities as the total sales were reduced.

General and administrative expenses. General and administrative expenses was $2.2 million, or 5.9% of the total revenue, in the three months ended September 30, 2014, as compared with $2.9 million, or 2.1% of the revenue, in the same period in 2013. The decreased dollar amount of general and administrative expenses was primarily due to the reversal of a prior period bad debt allowance.

Interest expense. Our interest expense increased by $1.2 million to $3.0 million in the three months ended September 30, 2014, from $1.8 million in the same period in 2013. As a percentage of revenue, our interest expense was 7.8% of total revenue in the three months ended September 30, 2014, compared to 1.3% in the same period in 2013. The higher amount of interest expenses was mainly due to more outstanding bank loans in the first quarter of fiscal 2015 than the same period last year.

Provision for income taxes. Our income tax benefit was $1.6 million in the three months ended September 30, 2014, as compared to $1.5 million of income tax expense in the same period last year, mainly due to net losses for the first quarter of fiscal 2015.

Net income. Net income, without including the foreign currency translation adjustment, decreased by $10.3 million, or 198.2%, to $(5.1) million in the three months ended September 30, 2014, from $5.2 million in the same period in 2013, as a cumulative result of the above factors.

Financial Condition and Liquidity

As of September 30, 2014, we had approximately $4.0 million in cash and $14.8 million in restricted cash. Our short-term loans were approximately $186.8 million. We also had approximately $11.0 million long-term loans. As of September 30, 2014, the Company had an unused line of credit with banks of approximately $31.2 million.

As a result of the completion of its500,000 MT cold-rolled production line, the Company does not expect any major capital expenditures within the next twelve months and intends to use cash flow from operations and unused line of credit from banks to meet the near-term working capital requirements. The Company also expects to renew bank loans when they become due. However, there is no assurance that additional financing will become available on terms acceptable to us.

Functional Currency

The functional currency of the Company is the Chinese Yuan Renminbi ("RMB"); however, the accompanying financial information has been expressed in United States Dollars ("USD"). The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company's equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and service providers for high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are “forward-looking statements”in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, those concerning our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2014, and other risks mentioned in our other reports filed with the Securities Exchange Commission (“SEC”). Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:
Investor Relations
Sutor Technology Group Limited
Tel: +86-512-5268-0988

Email: investor_relations@sutorcn.com

Financial Tables Below:

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2014	2014

ASSETS
Current Assets:
Cash and cash equivalents	$4,021,868	$12,178,225
Restricted cash	14,779,924	60,860,255
Short-term investments	-	3,248,652
Trade accounts receivable, unrelated parties, net of allowance for doubtful accounts of $1,243,554 and $1,368,723, respectively	3,939,382	6,331,702
Trade accounts receivable, related parties	40,790,071	16,149,269
Notes receivables	576,795	194,919
Other receivables and prepayments, unrelated parties, net of allowance for doubtful accounts of $257,946 and $255,628, respectively	2,679,247	1,875,785
Other receivables and prepayments, related parties	405,670	405,558
Advances to suppliers, unrelated parties, net of allowance for doubtful accounts of $661,926 and $527,673, respectively	7,898,158	8,645,751
Advances to suppliers, related parties	287,018,783	286,085,768
Inventories, net	56,202,616	78,277,682
Current deferred tax assets	3,104,989	1,507,840
Total Current Assets	421,417,503	475,761,406
Non-current Assets:
Advances for purchase of long term assets	85,264	85,241
Property, plant and equipment, net	85,008,417	87,121,382
Intangible assets, net	3,548,143	3,568,855
Long-term investments	1,815,236	1,814,734
Total Non-current Assets	90,457,060	92,590,212
TOTAL ASSETS	$511,874,563	$568,351,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	$186,818,007	$139,223,123
Long-term loans, current portion	-	-
Accounts payable, unrelated parties	5,717,104	5,843,599
Notes payable	33,295,758	136,274,446
Other payables and accrued expenses, unrelated parties	9,411,081	4,613,201
Other payables and accrued expenses, related parties	3,113,169	3,110,196
Advances from customers, unrelated parties	7,095,891	7,917,111
Advances from customers, related parties	15,118,527	15,114,353
Warrant liabilities	3	866
Total Current Liabilities	260,569,540	312,096,895
Non-Current Liabilities
Long-term loans, unrelated parties	2,859,995	2,859,995
Long-term loans, related parties	8,182,018	8,182,018
Total Non-current Liabilities	11,042,013	11,042,013
Total Liabilities	271,611,553	323,138,908

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; nil shares outstanding	-	-
Common stock - $0.001 par value; authorized: 500,000,000 shares as of September 30 and June 30, 2014; issued: 42,252,267 shares and 42,252,267 shares as of September 30 and June 30, 2014, respectively	42,252	42,252
Additional paid-in capital	43,720,091	43,652,089
Statutory reserves	22,725,841	22,725,841
Retained earnings	131,989,310	137,081,594
Accumulated other comprehensive income	42,437,025	42,362,443
Less: Treasury stock, at cost, 590,838 as of September 30 and June 30, 2014	(651,509)	(651,509)
Total Stockholders' Equity	240,263,010	245,212,710
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$511,874,563	$568,351,618

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	For the Three Months Ended
	September 30
	2014	2013

Revenue from unrelated parties	$16,991,898	$102,182,122
Revenue from related parties	20,995,932	36,926,203
Total Revenue	37,987,830	139,108,325
Cost of Revenue	(39,832,100)	(126,905,780)
Gross (Loss)/Profit	(1,844,270)	12,202,545

Operating Expenses:
Selling expenses	(269,640)	(1,994,856)
General and administrative expenses	(2,249,251)	(2,904,270)
Total Operating Expenses	(2,518,891)	(4,899,126)
(Loss)/Income from Operations	(4,363,161)	7,303,419

Other Incomes/(Expenses):
Interest income	446,485	1,050,222
Interest expense	(2,978,347)	(1,803,295)
Changes in fair value of warrant liabilities	863	(12,587)
Income from equity method investments	-	85,172
Other income	273,362	44,274
Other expense	(66,845)	(18,023)
Total Other Expenses	(2,324,482)	(654,237)

Income (Loss) Before Taxes	(6,687,643)	6,649,182
Income tax benefit/(expense)	1,595,359	(1,460,935)
Net Income/(Loss)	$(5,092,284)	$5,188,247

Other Comprehensive Income:
Foreign currency translation adjustment	74,582	1,659,557
Comprehensive Income/(Loss)	(5,017,702)	6,847,804

Basic Earnings/(Loss) per Share	$(0.12)	$0.13
Diluted Earnings/(Loss) per Share	$(0.12)	$0.13

Basic Weighted Shares Outstanding	41,661,429	41,314,527
Diluted Weighted Shares Outstanding	41,661,429	41,314,527

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	September 30
	2014	2013
Cash Flows from Operating Activities:
Net income (loss)	$(5,092,284)	$5,188,247
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	2,139,619	2,244,793
Provision for doubtful accounts	10,827	106,557
Stock-based compensation	68,002	64,264
Foreign currency exchange gain	-	(91,689)
Income from equity method investments	-	(85,172)
Deferred income taxes	(1,595,359)	(112,083)
Changes in fair value of warrant liabilities	(863)	12,587
Changes in current assets and liabilities:
Restricted cash	46,057,480	(8,735,865)
Trade accounts receivable, unrelated parties	2,517,420	(2,708,302)
Trade accounts receivable, related parties	(24,615,145)	-
Notes receivable	(381,494)	(41,394,993)
Other receivables and prepayments, unrelated parties	(804,498)	(8,236,889)
Advances to suppliers, unrelated parties	615,344	(2,831,826)
Advances to suppliers, related parties	(853,727)	93,269,690
Inventories	22,077,021	(54,550,385)
Accounts payable, unrelated parties	574,496	3,728,819
Accounts payable, related parties	-	9,268,908
Notes payable	(102,927,694)	17,255,052
Other payables and accrued expenses, unrelated parties	4,792,724	(361,778)
Other payables and accrued expenses, related parties	2,641	-
Advances from customers, unrelated parties	(822,613)	(190,350)
Net Cash (Used In)/Provided by Operating Activities	(58,238,103)	11,839,585

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(685,244)	(6,557,827)
Payments for short-term investments	-	(3,243,910)
Proceeds from sale of short-term investments	3,246,753	-
Net Cash Provided By/(Used In) Investing Activities	2,561,509	(9,801,737)

Cash Flows from Financing Activities:
Proceeds from loans	79,796,650	32,728,061
Payments of loans	(32,281,138)	(44,606,562)
Proceeds from issuance of common stock	-	1,500,000
Changes in restricted cash	-	10,864,531
Net Cash Provided By Financing Activities	47,515,512	486,030

Effect of Exchange Rate Changes on Cash	4,725	25,427

Net Change in Cash and Cash Equivalents	(8,156,357)	2,549,305
Cash and Cash Equivalents at Beginning of Year	12,178,225	3,601,385
Cash and Cash Equivalents at End of Year	$4,021,868	$6,150,690

Supplemental Non-Cash Information:
Offset of notes payable to related parties against receivable from related parties	$-	$10,997,923
Accounts payable for purchase of long-term assets	(702,495)	-

Supplemental Cash Flow Information:
Cash paid during the year for interest expense	$(2,726,391)	$(2,030,947)
Cash paid during the year for income tax	$-	$(1,539,622)